EXHIBIT 99.1

FORZA X1 REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2022

FORT PIERCE, FL / ACCESSWIRE / March 27, 2023 — Forza X1, Inc. (Nasdaq: FRZA) (“Forza,” the “Company”), a developer of electric sport boats aimed at promoting sustainable recreational boating, today reported operational highlights and financial results for the year ended December 31, 2022.

“Since 2022, Forza has completed the design, development and begun water testing on three electric boats: the FX1 dual console, our 22-foot monohull, as well as our electric-powered 25-foot deck boat,” says Jim Leffew, Chief Executive Officer and President of Forza X1, Inc. “So far, we’ve produced a total of 8 electric boats between the various models and have begun small batch production on the 22-foot monohull. We will continue to conduct additional testing, design work, and fabrication iterations on our current electric model lineup of boats before we commence production of consumer boats.”

The Company’s newly operational fabrication and test center in Old Fort, NC, upgraded its “Alpha 1” engine design to “Alpha 2.” This upgrade includes improved features such as better efficiency and enhanced liquid cooling heat exchangers resulting in higher power availability. “Our engineers are also developing a ‘stacking’ engine design which will double the horsepower in the same sleek cowling,” explains Leffew. “Additional motors are being produced for intensive reliability and durability testing, utilizing destructive and non-destructive techniques.”

While Forza continues its work in Old Fort, the Company will be finalizing plans for its new factory. The Company intends to build its new facility in various phases, starting with an initial 60,000-square-foot plant allowing Forza to construct up to 600 boats annually. “When all phases are completed, we expect the manufacturing facility could be as large as 100,000 square feet with production capabilities for up to 1,000 boats annually. We currently target a Q4 2023 date for our factory’s completion.”

Highlights for the Year Ended December 31, 2022:

●	The Company had cash and cash equivalents of approximately $12,767,000 as of December 31, 2022.
●	The Company had working capital of approximately $12,834,000 as of December 31, 2022.

Conference Call

Executive Chairman and Chief of Product Development, Joseph Visconti, will hold a conference call today, Monday, March 27, 2022, at 10:00 a.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-4018 and use Conference ID 13737332. All callers should dial in approximately 10 minutes before the scheduled start time and ask to join the Forza X1 conference call.

The conference call will also be available through a live audio webcast that can be accessed by clicking on the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.forzax1.com/sec-filings.

About Forza X1, Inc.

Forza X1, Inc.’s mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on creating, implementing, and selling electric boats utilizing our electric vehicle technology to control and power our boats and proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. For more information, please visit forzax1.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company continuing to conduct additional testing, design work, and fabrication iterations on its electric model lineup of boats before it commences production of consumer boats, developing a ‘stacking’ engine design which will double the horsepower in the same sleek cowling, producing additional motors for intensive reliability and durability testing, utilizing destructive and non-destructive techniques, finalizing plans for the Company’s new factory, building the new facility in various phases, starting with an initial 60,000-square-foot plant with the capacity to construct up to 600 boats annually, the manufacturing facility being as large as 100,000 square feet with production capabilities for up to 1,000 boats annually when all phases are completed and targeting a Q4 2023 date for the factory’s completion. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to complete the testing, design work, and fabrication iterations on its electric model lineup of boats, the Company’s ability to bring its new boat models to market, the Company’s ability to build and complete its new facility as planned, the duration and scope of the COVID-19 outbreak worldwide, including the impact to supply chains and state and local economies, and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission and declared effective on November 7, 2022. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@forzax1.com

	December 31, 2022	December 31, 2021	Change	% Change
Cash and cash equivalents	$12,767,199	$1,803,285	$10,963,914	608.0%
Current assets	$13,286,934	$1,891,762	$11,395,172	602.4%
Current liabilities	$453,191	$690,378	$(237,187)	(34.4%)
Working capital	$12,833,743	$1,201,384	$11,632,359	968.2%

	Successor Company	Successor Company	Predecessor Company
	Years Ended December 31,	October 15 - December 31,	January 1 - October 14,
	2022	2021	2021	Change	% Change
Net sales	$—	$—	$—	$—	—
Cost of products sold	$232,744	$—	$—	$232,744	—
Gross loss	$(232,744)	$—	$—	$(232,744)	—
Operating expenses	$3,420,515	$263,349	$118,179	$3,038,987	796%
Loss from operations	$(3,653,259)	$(263,349)	$(118,179)	$(3,271,731)	858%
Other income (expense)	$23,178	$(7,281)	$(68,742)	$99,201	(131%)
Net loss	$(3,630,081)	$(270,630)	$(186,921)	$(3,172,530)	693%
Net loss per common share: Basic and Diluted	$(0.44)	$(0.04)	$(0.03)	$(0.37)	17%
Weighted average number of shares of common stock outstanding	8,332,735	7,000,000	7,000,000